                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary proxy statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive proxy statement
      / /        Definitive additional materials
      / /        Soliciting material pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                       HYBRID NETWORKS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount previously paid:
                ----------------------------------------------------------
           (2)  Form, schedule or registration statement no.:
                ----------------------------------------------------------
           (3)  Filing party:
                ----------------------------------------------------------
           (4)  Date filed:
                ----------------------------------------------------------

                                     [LOGO]

                                                                  March 28, 2000

To Our Stockholders:

    You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Hybrid Networks, Inc. to be held at The Hayes Mansion Conference Center, 200 Edenvale Ave., San Jose, California, on May 2, 2000 at 2:00 p.m., local time.

    The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

    It is important that you use this opportunity to take part in the affairs of Hybrid by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

    We look forward to seeing you at the meeting.

                                                       Sincerely,

                                                       HYBRID NETWORKS, INC.

                                                       /s/ JAMES R. FLACH
                                                       ---------------------------------------------
                                                       James R. Flach
                                                       CHAIRMAN OF THE BOARD OF DIRECTORS

                             HYBRID NETWORKS, INC.
                           6409 GUADALUPE MINES ROAD
                           SAN JOSE, CALIFORNIA 95120

                            ------------------------

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Hybrid Networks, Inc. will be held at The Hayes Mansion Conference Center, 200 Edenvale Ave., San Jose, California, on May 2, 2000, at 2:00 p.m., local time for the following purposes:

    1. To elect two Class I directors, one Class II director and two Class III directors, for terms to expire at the Annual Meetings of Stockholders in 2001, 2002 and 2003, respectively.

        Nominees:    (01) Timothy S. Sutton--Class I
                    (02) Theodore H. Schell--Class I
                    (03) James R. Flach--Class II
                    (04) Gary M. Lauder--Class III
                    (05) Michael E. Greenbaum--Class III

    2. To approve the 1999 Stock Option Plan, under which 4,000,000 shares are reserved for issuance.

    3. To approve the 1999 Officer Stock Option Plan, under which 1,000,000 shares are reserved for issuance.

    4. To ratify the appointment of Hein + Associates LLP as independent auditors of Hybrid for the fiscal year ending December 31, 1999 and 2000.

    5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

    Only stockholders of record at the close of business on March 10, 2000 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                                       By Order of the Board of Directors

                                                       HYBRID NETWORKS, INC.

                                                       /s/ JAMES R. FLACH
                                                       ---------------------------------------------
                                                       James R. Flach
                                                       CHAIRMAN OF THE BOARD OF DIRECTORS

San Jose, California
March 28, 2000

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                             HYBRID NETWORKS, INC.
                           6409 GUADALUPE MINES ROAD
                           SAN JOSE, CALIFORNIA 95120

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                 MARCH 28, 2000

    The accompanying proxy is solicited on behalf of the board of directors of Hybrid Networks, Inc., a Delaware corporation ("HYBRID" or the "COMPANY"), for use at Hybrid's 2000 Annual Meeting of Stockholders to be held at The Hayes Mansion Conference Center, 200 Edenvale Ave., San Jose, California, on May 2, 2000 at 2:00 p.m., local time. This proxy statement and the accompanying form of proxy were first mailed to Hybrid's stockholders on or about March 28, 2000. An annual report for the year ended December 31, 1999 is enclosed with the proxy statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    Only holders of record of Hybrid's common stock at the close of business on March 10, 2000 (the "RECORD DATE") will be entitled to vote at the meeting. At the close of business on March 10, 2000, 14,008,003 shares of Hybrid's common stock were outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

    Holders of Hybrid's common stock are entitled to one vote for each share held as of the above record date. Shares of common stock may not be voted cumulatively.

    Directors will be elected by a plurality of the votes of the shares of Hybrid's common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proposals 2, 3 and 4 require for approval the affirmative vote of the majority of shares of Hybrid's common stock present in person or represented by proxy at the meeting and entitled to vote on the proposals. All votes will be tabulated by the inspector of election appointed for the meeting, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum and have the same effect as negative votes with regard to Proposals 2, 3 and 4. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will not be counted for any purpose in determining whether Proposals 2, 3 and 4 have been approved.

                            EXPENSES OF SOLICITATION

    The expenses of soliciting proxies to be voted at the meeting will be paid by Hybrid. Following the original mailing of the proxies and other soliciting materials, Hybrid and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Hybrid will request that brokers, custodians, nominees and other record holders of Hybrid's common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Hybrid's common stock and request authority for the exercise of proxies. In such cases, Hybrid, upon the request of the record holders, will reimburse the holders for their reasonable expenses. CIC, a proxy solicitation firm, will assist Hybrid in obtaining the return of proxies for a fee equal to $6,000, plus expenses.

                            REVOCABILITY OF PROXIES

    Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the meeting or at the meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Hybrid stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the meeting or by attendance at the meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Hybrid's board of directors consists of five members, divided into three classes. Two Class I directors, one Class II director and two Class III directors are to be elected at the meeting. The term of the Class I directors shall expire at the annual meeting of stockholders held in 2001. The term of the Class II director shall expire at the annual meeting of stockholders held in 2002. The term of the Class III directors shall expire at the annual meeting of stockholders held in 2003. Each director is to serve until his successor has been elected and qualified.

    The board of directors have nominated the following individuals, each a current director of Hybrid:

                          Theodore H. Schell--Class I
                           Timothy S. Sutton--Class I
                            James R. Flach--Class II
                        Michael D. Greenbaum--Class III
                           Gary M. Lauder--Class III

    Shares represented by the accompanying proxy will be voted "for" the election of the nominees recommended by the board of directors unless the proxy is marked otherwise. In the event that any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the present board of directors may determine. Hybrid is not aware of any nominee who will be unable to or for good cause will not serve as a director.

DIRECTORS/NOMINEES

    The names of the nominees and the other directors of Hybrid, and certain information about them, are set forth below:

                                                                                           DIRECTOR
NAME OF DIRECTOR                          AGE               PRINCIPAL OCCUPATION            SINCE
----------------                        --------   --------------------------------------  --------
Class I Directors--Term Expiring at
  the 2001 Annual Meeting of
  Stockholders:
  Theodore H. Schell(2)...............     56      Senior Vice President, Corporate          1999
                                                   Strategy and Development of Sprint
                                                   Corporation
  Timothy S. Sutton(1)................     43      President of Sprint Corporation's         1999
                                                   Broadband Wireless Group
Class II Director--Term Expiring at
  the 2002 Annual Meeting of
  Stockholders:
  James R. Flach(1)...................     53      Chairman of the Board of Hybrid           1995
Class III Directors--Term Expiring at
  the 2003 Annual Meeting of
  Stockholders:
  Michael D. Greenbaum................     57      Chief Executive Officer of Hybrid         2000
  Gary M. Lauder(2)...................     37      General Partner of Lauder Partners        1994

------------------------

(1) Member of the compensation committee

(2) Member of the audit committee

    THEODORE H. SCHELL has been a director of the Company since September 1999. Mr. Schell was appointed Senior Vice President, Corporate Development and Strategy in November 1990, and is currently responsible for Sprint Corporation's strategic planning and corporate development activities. Before joining Sprint, Mr. Schell was the President and CEO of RealCom Communications Corporation, a subsidiary of IBM. Prior to that, he was Vice President of Strategic Planning for Urban Investment and Development Corp., a subsidiary of Aetna Life and Casualty Company. Mr. Schell holds a B.A. from the John Hopkins University and an M.A. from the John Hopkins University School of Advanced International Studies. He also did post-graduate work at Northwestern and Brandeis Universities.

    TIMOTHY S. SUTTON has been a director of the Company since September 1999. Mr. Sutton was named President of the Wireless Broadband Group (WBG) for Sprint Corporation in August 1999. He joined Sprint in 1994 as Assistant Vice President of Corporate Development, with responsibilities for strategic analysis, corporate development, internet strategy formulation and transactions. In 1997, he was promoted to Vice President, Technology and Corporate Development, with additional responsibilities for technology assessment and last-mile broadband delivery systems. Mr. Sutton received his Master's degree in Management from M.I.T. Sloan School in 1982 and his Bachelor's degree in Economics from Stanford University in 1980.

    JAMES R. FLACH has been a director of Hybrid since May 1995 and served as Hybrid's acting Chief Executive Officer from November 1995 to January 1996 and from October 1999 to January 2000. In January 2000, Mr. Flach was appointed Chairman of Hybrid's board of directors. Since September 1992, Mr. Flach has been an executive partner of Accel Partners, a venture capital firm. Since September 1992, he has also been the President of Flach & Associates, a management services firm, and formerly, served as Chief Executive Officer of Redback Networks, a network products company. From May 1990 to August 1992,
Mr. Flach was Vice President of Intel, serving as the General Manager of Intel's Personal Computer Enhancement Division. He holds a B.S. in Physics from Rensselaer Polytechnic Institute and an M.S. in Applied Mathematics from The Rochester Institute of Technology.

    MICHAEL D. GREENBAUM has been Chief Executive Officer of Hybrid since January 2000. Prior to joining the Company, he served as President and Chief Executive Officer of Continuity Solutions from April 1999 through
December 1999. Prior to that, he was Vice President, Marketing and Sales for Netcom Online Communications, Inc from October 1998 to March 1999. He also was Senior Vice President and General Manager for Applied Theory
Communications, Inc. from 1997 to 1998, and Vice President and General Manager for Borland International from 1996 to 1997. Mr. Greenbaum holds a B.A. in History from Case Western Reserve University.

    GARY M. LAUDER has been a director of Hybrid since October 1994. Since 1986, he has been the General Partner of Lauder Partners, a venture capital partnership formed by Mr. Lauder that focuses on advanced technologies for the cable TV marketplace. Since May 1995, Mr. Lauder has been Vice-Chairman of
ICTV, Inc., a developer of interactive cable television technology. Mr. Lauder holds a B.A. in International Relations from the University of Pennsylvania, a B.S. in Economics from the Wharton School and an M.B.A. from the Stanford University Graduate School of Business.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During 1999, Hybrid's board of directors met 31 times, including 16 telephone conference meetings, and acted by written consent 4 times. No director attended fewer than 75% of the meetings of the board of directors held during the period for which he was a director. Each director who was a member of a committee of the board attended every meeting of that committee in 1999 that was held during the period in which he served on the committee.

    Standing committees of Hybrid's board of directors include an audit committee and a compensation committee.

    Messrs. Flach and Schell are the current members of the audit committee. The audit committee met separately two times during 1999, although the members of the committee conferred informally on matters within the committee's purview during the year and addressed such matters from time to time during meetings of the board of directors. The audit committee reviews Hybrid's financial statements and accounting practices, makes recommendations to the board of directors regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by Hybrid's independent auditors.

    Messrs. Sutton and Lauder are the current members of the compensation committee. The compensation committee met once during 1999, although the members of the committee conferred informally on matters within the committee's purview during the year and addressed such matters from time to time during meetings of the board of directors. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for Hybrid's officers and employees and administers Hybrid's employee benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the compensation committee of the board of directors during 1999 was an officer or employee of Hybrid. No executive officer of Hybrid serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Hybrid's board of directors or compensation committee. James R. Flach was not a member of the compensation committee or the audit committee while he was an officer of the Company during the period October 1999 to January 2000.

DIRECTOR COMPENSATION

    The members of the board of directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the board of directors. Each director who is not an employee is eligible to participate in Hybrid's 1997 Directors Stock Option Plan (the "DIRECTORS PLAN"). The Directors Plan provides that each eligible director who first becomes a director on or after Hybrid's initial public offering in November 1997 will initially be granted an option for 15,000 shares on the later of the effective date of the initial public offering or the date the director first becomes a director. At each annual meeting of stockholders thereafter, such director will automatically be granted an additional option to purchase 5,000 shares if such director has served continuously as a member of the board of directors since the date of the director's initial grant of options (or since the effective date of the initial public offering if such director did not receive an initial grant of options). All options issued under the Directors Plan will vest as to 25% of the shares on each anniversary of the date of grant, provided the optionee continues as a member of the board of directors or as a consultant to Hybrid. The exercise price of all options granted under the Directors Plan will be the fair market value of Hybrid's common stock on the date of grant. To date, no director has participated under the Directors Plan.

LEGAL PROCEEDINGS

    CLASS ACTION LITIGATION

    In June 1998, five class action lawsuits were filed in Santa Clara County Superior Court, California against Hybrid, two of Hybrid's current directors, four former directors and two former officers of Hybrid. The lawsuits were brought on behalf of purchasers of Hybrid's common stock during the class period beginning November 12, 1997 (the date of Hybrid's initial public offering) and ending June 1, 1998. In July 1998, a sixth class action lawsuit was filed in the same court against the same defendants, although the class period was extended to June 18, 1998. All six lawsuits (the "STATE ACTIONS") also named as defendants the underwriters in Hybrid's initial public offering, but the underwriters have since been dismissed from the cases.

    The complaints in the State Actions claimed that Hybrid and the other defendants violated the anti-fraud provisions of the California securities laws, alleging that the financial statements Hybrid used in connection with its initial public offering, the financial statements Hybrid issued subsequently during the class period, and related statements made on Hybrid's behalf during the initial public offering and subsequently regarding Hybrid's past and prospective financial condition and results of operations, were false and misleading. The complaints also alleged that Hybrid and the other defendants made these misrepresentations in order to inflate the price of Hybrid's stock for the initial public offering and during the class period. Hybrid and the other defendants denied the charges of wrongdoing.

    In July and August 1998, two class action lawsuits were filed in the U.S. District Court for the Northern District of California (the "FEDERAL ACTIONS"). Both Federal Actions were brought against the same defendants as the State Actions, except that the second Federal Action also named as a defendant PricewaterhouseCoopers, Hybrid's former independent auditors. (The underwriters in Hybrid's initial public offering were named as defendants in the first federal class action lawsuit but were subsequently dismissed.) The class period for the first Federal Action was from November 12, 1997 to June 1, 1998, and the class period in the second Federal Action extended to June 17, 1998. The complaints in both Federal Actions claimed that Hybrid and the other defendants violated various provisions of the federal securities laws, on the basis of allegations that are similar to those made by the plaintiffs in the state class action lawsuits. Hybrid and the other defendants denied these charges of wrongdoing.

    Hybrid believes that the state and federal class action lawsuits hurt its business during the latter part of 1998, made it more difficult to attract and retain employees, disrupted its management, sales and marketing, engineering and research and development staffs, contributed to its inability during the year to complete the restatement of its financial statements and adversely affected the sales of its products and services.

    In March 1999, Hybrid and the other parties to the State Actions and Federal Actions (other than PricewaterhouseCoopers) reached an agreement in principle to settle the lawsuits. In June 1999, the parties signed a formal stipulation of settlement and the court preliminarily approved the settlement. In
November 1999, the settlement became final. Under the settlement, (i) Hybrid's insurers paid $8.8 million on its behalf (and on behalf of the other officer and director defendants), (ii) Hybrid issued 3,057,459 shares of common stock to the plaintiffs and their counsel (750,000 shares were issued in November 1999, and the balance were issued in February 2000), representing approximately 22.9% of all of the shares of Hybrid's common stock that were then outstanding. As a result of the settlement agreement and a related agreement between Hybrid and its insurers, Hybrid has paid, and will not be reimbursed by our insurers for, $1.2 million in attorney's fees and other litigation expenses that would otherwise be covered by its insurance, and Hybrid will not have insurance coverage for the attorney's fees and expenses relating to the settlement that it incurs in the future.

    SEC INVESTIGATION

    In October 1998, the Securities and Exchange Commission began a formal investigation of Hybrid and certain individuals with respect to Hybrid's financial statements and public disclosures. Hybrid produced documents in response to the Securities and Exchange Commission's subpoena and cooperated with the investigation. A number of current and former officers, other employees and directors of Hybrid have testified before the Securities and Exchange Commission's staff.

    In November 1999, the SEC staff attorneys informed the Company in writing that it intended to file a civil injunctive action and seek civil monetary penalties against the Company for alleged violations of the federal securities laws. Without admitting or denying any wrongdoing, the Company recently reached agreement with the staff that it will recommend entry of an order enjoining the Company from violating the books and records and related provisions of the federal securities laws. The recommended action would not include any monetary penalties or an injunction against the violation of the antifraud provisions of the securities laws. Resolution of the matter is subject to negotiation and documentation of a final agreement with the SEC staff attorneys, the Commission's acceptance of the staff's recommendation and approval by the federal district court.

    LAWSUIT BY PACIFIC MONOLITHICS

    In March 1999, Pacific Monolithics, Inc. (which had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and is suing as debtor-in-possession) filed a lawsuit in Santa Clara County Superior Court, California against Hybrid, two directors of Hybrid, four former directors (one of whom was subsequently dismissed from the litigation), a former officer and PricewaterhouseCoopers. The lawsuit concerned an agreement which Hybrid entered into in March 1998 to acquire Pacific Monolithics which was never consummated. The complaint alleged that Hybrid induced Pacific Monolithics to enter into the agreement by providing it with financial statements, and by making other representations concerning Hybrid's financial condition and results of operations, which were false and misleading, and further alleged that Hybrid wrongfully failed to consummate the acquisition. The complaint claimed the defendants committed breach of contract and breach of implied covenant of good faith and fair dealing, as well as fraud and negligent misrepresentation. In July 1999, the court granted the Company's motion to compel arbitration and to stay the lawsuit pending the outcome of the arbitration.

    In October 1999, the plaintiff filed a demand for arbitration against the Company and the individual defendants with the San Francisco office of the American Arbitration Association. In the demand, the plaintiff alleges claims for breach of contract, breach of implied covenant of good faith and fair dealing, fraud and negligent misrepresentation arising out of the proposed merger between the two companies. The demand seeks unspecified compensatory and punitive damages, pre-judgement interest and attorneys' fees and costs. In November 1999, the Company and the individual defendants answered the demand by denying the claims and seeking an award of attorneys' fees and costs. The arbitration hearing is scheduled to be held in September 2000.

    The Company does not believe, based on current information (which is only preliminary, since discovery has not commenced in the litigation), that the outcome of this litigation will have a material adverse effect on the Company's financial statements.

ARRANGEMENTS REGARDING BOARD OF DIRECTORS

    Messrs. Schell and Sutton were appointed as directors of Hybrid in September pursuant to an agreement Hybrid entered into with Sprint Corporation in connection with Hybrid's issuance of securities to Sprint. Under the agreement, two directors of Hybrid (Stephen E. Halprin and Douglas M. Leone) resigned to create the vacancies which Messrs. Schell and Sutton filled. If either of Messrs. Schell or Sutton resigns or is terminated as a director, Hybrid has agreed to use its best efforts to cause Sprint's nominee to take his place as a member of the board of directors. Sprint holds a debenture which is convertible at any time, at Sprint's election, into shares of a newly created series of Hybrid preferred's stock pursuant to which Sprint, as the holder of such stock, will have the right to elect two of Hybrid's five directors as well as certain other voting rights. Sprint has not yet exercised that debenture, and no preferred stock is outstanding.

    Under Hybrid's agreement with Sprint, Hybrid has also granted to Sprint certain veto rights and other rights and privileges. For a more detailed description of the securities issued by Hybrid to Sprint and the rights and privileges granted to Sprint, please see the Section entitled "Certain Relationships And Related Transactions--Issuance of Securities to Sprint Corporation" on pages [22-25].

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
                       OF EACH OF THE NOMINATED DIRECTORS

               PROPOSAL NO. 2--APPROVAL OF 1999 STOCK OPTION PLAN

    The stockholders are being asked to approve the Company's 1999 Stock Option Plan (the "1999 OPTION PLAN"), covering a total of 4,000,000 shares of Hybrid's common stock. Hybrid's board of directors believes that it is in the best interests of Hybrid to offer employees the benefit of a stock option plan because of the need to provide equity participation to attract and retain quality employees and remain competitive in the industry. The 1999 Option Plan plays an important role in Hybrid's efforts to attract and retain employees and consultants of outstanding ability.

    Below is a summary of the principal provisions of the 1999 Option Plan. The summary is not necessarily complete, and reference is made to the full text of the 1999 Option Plan included in the Company annual report on Form 10-K for the year ended December 31, 1999.

1999 OPTION PLAN HISTORY

    The 1999 Option Plan was originally adopted by Hybrid's board of directors on May 5, 1999 and covered 1,500,000 shares of Hybrid's common stock. On
August 10, 1999, the board of directors amended the plan increasing the number of shares subject to the Plan to 2,500,000. On October 7, 1999, the board further amended the plan increasing the number of covered shares to 4,000,000. The purpose of the 1999 Option Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to Hybrid's success by offering them an opportunity to participate in Hybrid's future performance through awards of stock options.

SHARES SUBJECT TO THE 1999 OPTION PLAN

    The stock subject to issuance under the 1999 Option Plan consists of shares of Hybrid's authorized but unissued common stock. The board of directors has reserved an aggregate of 4,000,000 shares of Hybrid's common stock for issuance under the 1999 Option Plan. If any option granted pursuant to the 1999 Option Plan expires or terminates for any reason without being exercised in whole or in part, or any award granted thereunder terminates without shares being issued, the shares released from such award will again become available for grant and purchase under the 1999 Option Plan. The number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

ELIGIBILITY

    Only employees of Hybrid or a parent or a subsidiary of Hybrid who are either (i) an officer or director of Hybrid, (ii) have a pre-existing personal or business relationship with Hybrid or any of its officers, directors or controlling persons or (iii) by reason of the employee's business or financial experience or the business or financial experience of the employee's professional advisor who is unaffiliated with and who is not compensated by Hybrid or any affiliate or selling agent of Hybrid, directly or indirectly, could be reasonably assumed to protect the person's own interests in connection with the stock options, are eligible to receive awards under the 1999 Option Plan (the "PARTICIPANTS"). As of March 9, 2000, approximately 52 persons were eligible to participate in the 1999 Option Plan. The closing price of Hybrid's common stock on the Nasdaq National Market was $14.75 per share on March 9, 2000, the last trading day before the Record Date.

ADMINISTRATION OF THE 1999 OPTION PLAN

    The 1999 Option Plan will be administered by Hybrid's board of directors or, to the extent delegated by the board, the compensation committee of the board. The compensation committee currently consists of Gary M. Lauder and Timothy S. Sutton. Each of these directors is a "non-employee director", within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and an "outside director," within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE").

    Subject to the terms of the 1999 Option Plan, the board of directors or, to the extent delegated by the board, the compensation committee will have sole discretion to determine the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of such awards. The board or the compensation committee will also have the authority to construe and interpret any of the provisions of the 1999 Option Plan or any awards granted thereunder and any such interpretation or construction by the board or the compensation committee shall be final and binding on Hybrid and all Participants.

STOCK OPTIONS

    The 1999 Option Plan permits the granting of options that are intended to qualify either as incentive stock options ("ISOS") or nonqualified stock options ("NQSOS").

    The option exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the 1999 Option Plan) of a share of Hybrid's common stock at the time the ISO is granted. In the case of an option granted to a 10% stockholder, the exercise price for each such option share must be no less than 110% of the fair market value of a share of Hybrid's common stock at the time the ISO is granted.

    The exercise price of options granted under the 1999 Option Plan may be paid by cash (by check) or, as expressly approved by the Compensation Committee at the time of grant: (i) by cancellation of indebtedness of Hybrid to the Participant; (ii) by surrender of shares of Hybrid's common stock obtained by Participant in the public market or owned by the Participant for at least six months and paid for within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "SECURITIES ACT"); (iii) by tender of a full recourse promissory note; (iv) by waiver of compensation due to or accrued by the Participant for services rendered; (v) by a "same-day sale" commitment or a "margin commitment" from the Participant and a National Association of Securities Dealers, Inc. broker; or (vi) by any combination of the foregoing.

    The board of directors or the compensation committee decides when and in what number the options may be exercisable, provided, that (i) no option can be exercised ten years after the date the option is granted, (ii) no ISO granted to a 10% stockholder can be exercised five years after the date the ISO is granted and (iii) options to Participants who are not officers or directors of Hybrid, or of any parent or subsidiary of Hybrid, must become exercisable at a rate of at least 20% per year over five years from the date the option is granted. The board or the compensation committee may provide for options to become exercisable at an accelerated rate and for the exercisability of all or a portion of the options granted to accelerate upon the occurrence of certain events.

MERGERS, CONSOLIDATIONS, CHANGE OF CONTROL

    In the event of a merger, consolidation, dissolution or liquidation of Hybrid, the sale of substantially all of the assets of Hybrid or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent stock options in exchange for those granted under the 1999 Option Plan or provide substantially similar consideration, shares or other property as was provided to stockholders of Hybrid (after taking into account provisions of the options). In the event that the successor corporation does not assume, replace or substitute the options awarded, such options will expire upon the closing of such transaction at the time and upon the conditions as the board or the compensation committee determines. The board or the compensation committee may, in its sole discretion, provide that the vesting of any or all awards granted pursuant to the 1999 Option Plan will accelerate in whole or in part following a merger or other change in control.

AMENDMENT OF THE 1999 OPTION PLAN

    Hybrid's board of directors may, at any time, terminate or amend the 1999 Option Plan, including amending any form of award agreement or instrument to be executed pursuant to the 1999 Option Plan, however, the board of directors may not amend the 1999 Option Plan, without the approval of the stockholders, in any manner that requires stockholder approval.

TERM OF THE 1999 OPTION PLAN

    Unless terminated earlier as provided in the 1999 Option Plan, the plan will expire on May 5, 2009, ten years after the board of directors adopted the plan.

FEDERAL INCOME TAX INFORMATION

    THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO HYBRID AND PARTICIPANTS OF THE GRANT, EXERCISE AND RESALE OF OPTIONS UNDER THE 1999 OPTION PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ANY TAX EFFECTS THAT ACCRUE TO FOREIGN PARTICIPANTS AS A RESULT OF PARTICIPATING IN THE STOCK OPTION PLAN ARE GOVERNED BY THE TAX LAWS OF THE COUNTRIES IN WHICH SUCH PARTICIPANT RESIDES. EACH PARTICIPANT WILL BE ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1999 OPTION PLAN.

    INCENTIVE STOCK OPTIONS. A Participant will recognize no income upon grant of an ISO and incur no tax on its exercise, unless the Participant is subject to the alternative minimum tax. If the Participant holds shares acquired upon exercise of an ISO for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO shares. The rate of taxation that applies to capital gain depends upon the amount of time the ISO shares are held by the Participant.

    If the Participant disposes of ISO shares prior to the expiration of either required holding period, the disposition will be a "disqualifying disposition" and the gain realized upon such disposition, up to the difference between the fair market value of the ISO shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO shares were held by the Participant.

    ALTERNATIVE MINIMUM TAX. The difference between the option exercise price and the fair market value of the ISO shares that are vested on the date of exercise is an adjustment to income for purposes of the alternative minimum tax. If a Participant exercises an ISO before it has fully vested, the Participant may incur an alternative minimum tax liability as the ISO shares vest and Hybrid's right of repurchase at the original issue price lapses, unless the Participant makes a timely election under Section 83(b) of the Code. The alternative minimum tax (imposed to the extent it exceeds the taxpayer's regular income tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances).

If a disqualifying disposition of the ISO shares occurs in the same calendar year as exercise of the ISO, there is no alternative minimum tax adjustment with respect to those ISO shares. Also, upon a sale of ISO shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO shares at exercise over the amount paid for the ISO shares.

    NONQUALIFIED STOCK OPTIONS. A Participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO for vested shares, the Participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant's exercise price. The included amount must be treated as ordinary income by the Participant and may be subject to withholding by Hybrid (either by payment in cash or withholding out of the Participant's salary). If a Participant exercises an NQSO before it has fully vested, the Participant may incur a regular income liability as the shares vest and Hybrid's right of repurchase at the original issue price lapses, unless the Participant makes a timely election under Section 83(b) of the Code. Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the Participant.

    MAXIMUM TAX RATES. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 20%. In order to receive long-term capital gain treatment, the shares acquired pursuant to the Stock Option Plan must be held for more than 12 months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

    HYBRID'S TAX TREATMENT. Hybrid generally will be entitled to a deduction in connection with the exercise of an NQSO by a Participant to the extent that the Participant recognizes ordinary income and Hybrid properly reports such income to the Internal Revenue Service. Hybrid will be entitled to a deduction in connection with the disposition of ISO shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO shares and Hybrid properly reports such income to the Internal Revenue Service.

ERISA

    The Stock Option Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

NEW PLAN BENEFITS

    The amounts of future option grants under the Stock Option Plan are not determinable because, under the terms of the Stock Option Plan, such grants are made at the discretion of the board or the compensation committee. Future option exercise prices are not determinable because they are based upon fair market value of Hybrid's common stock on the date of grant.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
                         OF THE 1999 STOCK OPTION PLAN.

           PROPOSAL NO. 3--APPROVAL OF 1999 OFFICER STOCK OPTION PLAN

    The stockholders are being asked to approve the 1999 Officer Stock Option Plan (the "OFFICER OPTION PLAN"), covering a total of 1,000,000 shares of Hybrid's common stock. The board of directors believes that it is in the best interests of Hybrid to offer employees the benefit of a stock option plan because of the need to provide equity participation to attract and retain quality officers and remain competitive in the industry. The Officer Option Plan plays an important role in Hybrid's efforts to attract and retain officers of outstanding ability.

    Below is a summary of the principal provisions of the Officer Option Plan. The summary is not necessarily complete, and reference is made to the full text of the Officer Option Plan included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

OFFICER OPTION PLAN HISTORY

    The Officer Option Plan was adopted by Hybrid's board of directors on January 26, 1999. The purpose of the Officer Option Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to Hybrid's success by offering them an opportunity to participate in its future performance through awards of stock options.

SHARES SUBJECT TO THE OFFICER OPTION PLAN

    The stock subject to issuance under the Officer Option Plan consists of shares of Hybrid's authorized but unissued common stock. The board of directors has reserved an aggregate of 1,000,000 shares of Hybrid's common stock for issuance under the Officer Option Plan. If any option granted pursuant to the Officer Option Plan expires or terminates for any reason without being exercised in whole or in part, or any award granted thereunder terminates without shares being issued, the shares released from such award will again become available for grant and purchase under the Officer Option Plan. The number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

ELIGIBILITY

    Only officers of Hybrid or a parent or a subsidiary of Hybrid are eligible to receive awards under the Officer Option Plan (the "OFFICER PARTICIPANTS"). As of March 9, 2000, approximately 7 persons were eligible to participate in the Officer Option Plan. The closing price of Hybrid's common stock on the Nasdaq National Market was $14.75 per share on March 9, 2000, the last trading day before the Record Date.

ADMINISTRATION OF THE OFFICER OPTION PLAN

    The Officer Option Plan will be administered by the board of directors or, to the extent delegated by the board, the compensation committee. The compensation committee currently consists of Gary M. Lauder and Timothy S. Sutton. Each of these directors is a "non-employee director", within the meaning of Rule 16b-3 promulgated under the Exchange Act, and an "outside director," within the meaning of Section 162(m) of the Code.

    Subject to the terms of the Officer Option Plan, the board of directors or, to the extent delegated by the board, the compensation committee will have sole discretion to determine the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of such awards. The board or the compensation committee will also have the authority to construe and interpret any of the provisions of the Officer Option Plan or any awards granted thereunder and any such interpretation or construction by the board or the compensation committee shall be final and binding on Hybrid and all Officer Participants.

STOCK OPTIONS

    The Officer Option Plan permits the granting of options that are intended to qualify either as ISOs or NQSOs.

    The option exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the Officer Option Plan) of a share of Hybrid's common stock at the time the ISO is granted. In the case of an option granted to a 10% stockholder, the exercise price for each such option share must be no less than 110% of the fair market value of a share of Hybrid's common stock at the time the option is granted.

    The exercise price of options granted under the Officer Option Plan may be paid by cash (by check) or, as expressly approved by the Compensation Committee at the time of grant: (i) by cancellation of indebtedness of Hybrid to the Officer Participant; (ii) by surrender of shares of Hybrid's common stock obtained by the Officer Participant in the public market or owned by the Officer Participant for at least six months and paid for within the meaning of Rule 144 under the Securities Act; (iii) by tender of a full recourse promissory note;
(iv) by waiver of compensation due to or accrued by the Officer Participant for services rendered; (v) by a "same-day sale" commitment or a "margin" commitment from the Officer Participant and a National Association of Securities
Dealers, Inc. broker; or (vi) by any combination of the foregoing.

    The board of directors or the compensation committee decides when and in what number the options may be exercisable, provided, that (i) no option can be exercised ten years after the date the option is granted and (ii) no ISO granted to a 10% stockholder can be exercised five years after the date the ISO is granted. The board or the compensation committee has the discretion to determine the rate at which options become exercisable and may provide for the exercisability of all or a portion of the options granted to accelerate upon the occurrence of certain events

MERGERS, CONSOLIDATIONS, CHANGE OF CONTROL

    In the event of a merger, consolidation, dissolution or liquidation of Hybrid, the sale of substantially all of the assets of Hybrid or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent stock options in exchange for those granted under the Officer Option Plan or provide substantially similar consideration, shares or other property as was provided to stockholders of Hybrid (after taking into account provisions of the options). In the event that the successor corporation does not assume, replace or substitute the options awarded, such options will expire upon the closing of such transaction at the time and upon the conditions as the board or the compensation committee determines. The board or the compensation committee may, in its sole discretion, provide that the vesting of any or all awards granted pursuant to the Officer Option Plan will accelerate in whole or in part following a merger or other change in control.

AMENDMENT OF THE OFFICER OPTION PLAN

    Hybrid's board of directors may, at any time, terminate or amend the Officer Option Plan, including amending any form of award agreement or instrument to be executed pursuant to the Officer Option Plan, however, the board of directors may not amend the Officer Option Plan, without the approval of the stockholders, in any manner that requires stockholder approval.

TERM OF THE OFFICER OPTION PLAN

    Unless terminated earlier as provided in the Officer Option Plan, the Officer Option Plan will expire on January 26, 2009, ten years after Hybrid's board of directors adopted the Officer Option Plan.

FEDERAL INCOME TAX INFORMATION

    For a general summary as of the date of this proxy statement of the federal income tax consequences to Hybrid and the Officer Participants of the grant, exercise and resale of options under the Officer Option Plan, see "Federal Income Tax Information" in the discussion of "Proposal No. 2--Approval of 1999 Stock Option Plan," at pages [8-10] above.

    THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY OFFICER PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ANY TAX EFFECTS THAT ACCRUE TO FOREIGN OFFICER PARTICIPANTS AS A RESULT OF PARTICIPATING IN THE OFFICER OPTION PLAN ARE GOVERNED BY THE TAX LAWS OF THE COUNTRIES IN WHICH SUCH OFFICER PARTICIPANT RESIDES. EACH OFFICER PARTICIPANT WILL BE ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE OFFICER OPTION PLAN.

ERISA

    The Officer Option Plan is not subject to any of the provisions of ERISA and is not qualified under Section 401(a) of the Code.

NEW PLAN BENEFITS

    The amounts of future option grants under the Officer Option Plan are not determinable because, under the terms of the Officer Option Plan, such grants are made at the discretion of the board or the compensation committee. Future option exercise prices are not determinable because they are based upon fair market value of Hybrid's common stock on the date of grant.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
                     OF THE 1999 OFFICER STOCK OPTION PLAN.

      PROPOSAL NO. 4--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Hybrid's board of directors has selected Hein + Associates LLP, independent auditors ("HEIN"), to audit the financial statements of Hybrid for the years ending December 31, 1999 and 2000, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. Representatives of Hein will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

RESIGNATION OF PRIOR INDEPENDENT AUDITORS

    In June 1998, PricewaterhouseCoopers LLP ("PWC") notified Hybrid that PWC had concluded that PWC's reports with respect to the financial statements of Hybrid as of December 31, 1997 and for the year then ended and as of September 30, 1997 and for the nine months then ended should no longer be relied upon (the "WITHDRAWN REPORTS") and that PWC's consent included in the registration statement on Form S-4 filed by Hybrid in May 1998 should be withdrawn. In May 1998, PWC had initiated a review of certain transactions included in these financial statements. PWC acknowledged that Hybrid cooperated fully with PWC in connection with PWC's review. Except as indicated below, the Company has not been informed as to the results of PWC's review.

    In July 1998, PWC resigned as the independent auditors of Hybrid. PWC stated to Hybrid that PWC was not specifying a reason for its resignation. In connection with its resignation, PWC informed Hybrid, for the first time, that PWC was of the view that the 1997 financial statements of Hybrid referred to above, which PWC had audited and reported upon, needed to be restated. PWC indicated the restatement would relate to revenue recognition but did not identify the items or quantify the amounts involved. PWC further informed Hybrid that PWC believed it was not in the best interests of

PWC or Hybrid for PWC to continue to act as Hybrid's independent auditors and that PWC would not address any restatement of Hybrid's financial statements.

    None of the Withdrawn Reports or PWC's report on the financial statements of Hybrid as of December 31, 1996 and for the year then ended contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between PWC and Hybrid on any matter of the Company's accounting principles or practices, financial statement disclosure or auditing scope or procedure during the two most recent fiscal years and through July 1998.

    In August 1998, Hybrid employed Arthur Andersen LLP ("AA") as Hybrid's independent accountants to audit Hybrid's financial statements as of December 31, 1997 and for the year then ended and to act as Hybrid's independent accountants on a continuing basis. In November 1998, AA resigned as Hybrid's independent public accountants. AA informed Hybrid's management and the audit committee of Hybrid's board of directors that, in AA's view, material weaknesses existed in Hybrid's internal controls of a nature that prevented AA from being able to form an opinion on the Company's conclusions as to the appropriate timing and amount of revenue recognition for the purposes of Hybrid's financial statements for the year ended December 31, 1997.

    During the course of its work, AA had notified Hybrid and discussed with the audit committee AA's conclusion that (i) AA needed to expand significantly the scope of its audit, which it did with the approval and cooperation of Hybrid, its board of directors and the audit committee, and (ii) while AA did not complete an audit of any financial statements of Hybrid, the 1997 financial statements included in Hybrid's Form 10-K filed with the Securities and Exchange Commission were materially misstated. There were no disagreements between AA and Hybrid on any matter of Hybrid's accounting principles or practices, financial statement disclosure or auditing scope or procedure.

    In December 1998, Hybrid employed Hein as Hybrid's independent accountants to audit Hybrid's financial statements for 1997 and 1998 and to act as Hybrid's independent accountants on a continuing basis.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
                  OF THE APPOINTMENT OF HEIN + ASSOCIATES LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of December 31, 1999, with respect to beneficial ownership of Hybrid's common stock by (i) each stockholder Hybrid believes to be the beneficial owner of more than 5% of its common stock, (ii) each of Hybrid's current directors, (iii) each of the Named Executive Officers (as that term is defined on page [17])and (iv) all of Hybrid's current executive officers and directors as a group:

                                                             NUMBER OF SHARES      PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER                                   BENEFICIALLY OWNED(1)    BENEFICIALLY OWNED
------------------------                                   ---------------------   --------------------
Sprint Corporation(2)....................................        6,854,397                 37.4%
  Theodore H. Schell
  Timmothy S. Sutton
Intel Corporation(3).....................................        1,207,020                 10.5%
Accel Partners(4)
  James R. Flach(4)......................................        2,898,976                 21.0%
Carl S. Ledbetter(5).....................................          683,806                  5.6%
Gary M. Lauder(6)........................................          561,007                  4.7%
Thara M. Edson(7)........................................          171,457                  1.5%
Judson W. Goldsmith(8)...................................          167,157                  1.4%
Vishwas R. Godbole(9)....................................          109,534                  1.0%
Michael D. Greenbaum(10).................................                0                    0
William M. Daniher(11)...................................                0                    0
All current executive officers and directors as a group
  (7 persons)(12)........................................       10,652,992                 49.9%

------------------------

 (1) Unless otherwise indicated below, Hybrid believes that the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated below, the address of the named beneficial owner is that of Hybrid. Shares of Hybrid "s common stock subject to options, warrants or convertible debentures that are currently exercisable or exercisable within 60 days of December 31, 1999, are deemed to be outstanding and to be beneficially owned by the person holding such options warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Represents (i) 3,907,775 shares of Hybrid's common stock issuable upon conversion of 4% Convertible Class A Debentures due 2009 and
     (ii) 2,946,622 shares of Hybrid's common stock issuable upon conversion of 4% Convertible Class A Debentures which are themselves issuable upon exercise of warrants. Sprint's address is 2330 Shawnee Mission Parkway, Westwood, KA 66205. Theodore H. Schell and Timothy S. Sutton are directors of Hybrid and are Senior Vice President, Corporate Strategy and Development and President of Broadband Wireless Group, respectively, of Sprint Corporation. Mr. Schell (but not Mr. Sutton) holds shared voting or dispositive power with respect to any of these shares.

 (3) Intel's address is 2200 Mission College Boulevard, Santa Clara, CA 95052.

 (4) Represents ownership by entities associated with Accel Partners as follows:
     545,193 outstanding shares and 445,924 shares subject to warrants or convertible debentures, held by Accel IV, L.P.; 25,594 outstanding shares and 20,935 shares subject to warrants or convertible debentures, held by Accel Investors '95 L.P.; 13,095 outstanding shares and 10,712 outstanding shares subject to warrants or convertible debentures, held by Ellmore C. Patterson Partners; 11,309 outstanding shares and 9,252 shares subject to warrants or convertible debentures, held by Accel Keiretsu L.P.;

     159,864, 323,279 and 1,293,118 shares are subject to convertible debentures held by Accel Investors 99 L.P., Accel Internet Fund III and Accel VII L.P., respectively. Mr. Flach, is the Chairman of the Board of Director of Hybrid and an executive partner of Accel Partners holds no voting or dispositive power with respect to any of the above shares. The table also includes 40,701 shares that are subject to options exercisable within 60 days of December 31, 1999 held by Mr. Flach granted in connection with services performed by Mr. Flach for Hybrid. The address of Mr. Flach and the Accel partnerships is 428 University Ave., Palo Alto, CA 94301.

 (5) Represents (i) 1,097 outstanding shares and (ii) 682,709 shares subject to options exercisable within 60 days of December 31, 1999. Mr. Ledbetter was the Chief Executive Officer and Chairman of the board of directors of Hybrid from January 1996 to October 1999 and was a director of Hybrid until January 2000. Mr. Ledbetter's address is 346 Madison Street, Denver, CO 80206.

 (6) Represents (i) 211,552 outstanding shares and (ii) 349,455 shares subject to warrants or convertible debentures. Mr. Lauder is a director of Hybrid. His address is 88 Mercedes Lane, Atherton, CA 94027.

 (7) Represents shares subject to options exercisable within 60 days of December 31, 1999. Ms. Edson is Vice President, Finance and Chief Financial Officer.

 (8) Represents shares subject to options exercisable within 60 days of December 31, 1999. Mr. Goldsmith is Vice President, Corporate Development and Secretary.

 (9) Mr. Godbole left Hybrid in April 1999.

 (10) Mr. Greenbaum became the Chief Executive Officer and a director of Hybrid in January 2000.

 (11) Mr. Daniher left Hybrid in March 1999.

 (12) Represents (i) 806,743 outstanding shares, (ii) 9,466,934 shares subject to warrants or convertible debentures and (iii) 379,315 shares subject to options exercisable within 60 days of December 31, 1999, held by executive officers and directors of Hybrid.

                               EXECUTIVE OFFICERS

    The following sets forth certain information with regard to Hybrid's executive officers:

NAME                                             AGE                          POSITION
----                                           --------                       --------
James R. Flach...............................     53      Chairman of the Board of Directors

Michael D. Greenbaum.........................     57      President and Chief Executive Officer

Thara M. Edson...............................     42      Vice President, Finance and Chief Financial
                                                          Officer

Judson W. Goldsmith..........................     61      Vice President, Corporate Development, Secretary

    JAMES R. FLACH has been a director of Hybrid since May 1995 and served as Hybrid's acting Chief Executive Officer from November 1995 to January 1996 and from October 1999 to January 2000. Since September 1992, Mr. Flach has been an executive partner of Accel Partners, a venture capital firm. In January 2000, Mr. Flach was appointed Chairman of Hybrid's board of directors. Since
September 1992, he has also been the President of Flach & Associates, a management services firm, and formerly, served as Chief Executive Officer of Redback Networks, a network products company. From May 1990 to August 1992,
Mr. Flach was Vice President of Intel, serving as the General Manager of Intel's Personal Computer Enhancement Division. He holds a B.S. in Physics from Rensselaer Polytechnic Institute and an M.S. in Applied Mathematics from The Rochester Institute of Technology.

    MICHAEL D. GREENBAUM has been President, Chief Executive Officer of Hybrid since January 2000. Prior to joining the Company, he served as President and Chief Executive Officer of Continuity Solutions from April 1999 through December 1999. Prior to that, he was Vice President, Marketing and Sales for Netcom Online Communications, Inc from October 1998 to March 1999. He also was Senior Vice President and General Manager for Applied Theory
Communications, Inc., from 1997 to 1998 and Vice President and General Manager for Borland International from 1996 to 1997. Mr. Greenbaum holds a B.A. in History from Case Western Reserve University.

    THARA M. EDSON joined Hybrid in August 1998 as its Controller, was promoted to Corporate Controller in September 1998 and promoted to Vice President, Finance and Chief Financial Officer in October 1999. Prior to joining Hybrid, she served as Controller for Connectware LLC (an AMP company) and Compressent Corporation. From 1994 to January 1997, Ms. Edson served as Director of Finance with Streamlogic Corporation, a storage systems company. Ms. Edson received a B.Com. in Accounting from Madras University and an M.B.A. in Finance and Accounting from the University of Nebraska. Ms. Edson is also a Certified Management Accountant.

    JUDSON W. GOLDSMITH joined Hybrid in November 1998 as Vice President, Finance and Administration, Chief Financial Officer. In March 1999, he assumed the additional responsibilities of President and Chief Operating Officer and Secretary. In October 1999, his titles became President, Chief Operating Officer and Secretary, and, in January 2000, he became Vice President, Corporate Development and continued as Secretary. For five years prior to joining Hybrid, Mr. Goldsmith was a manager and a management consultant working with troubled technical and non-technical companies. Mr. Goldsmith holds a B.A. in Economic from Dartmouth College and an M.B.A. from the University of Washington.

                             EXECUTIVE COMPENSATION
                              OFFICER COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid for services rendered to Hybrid in all capacities during 1999 by
(i) Hybrid's Chief Executive Officer; (ii) Hybrid's other executive officers (other than the Chief Executive Officer) who were serving as executive officers at December 31, 1999 and had salary and bonus for 1999 of $100,000 or more (three persons) and (iii) two additional individuals who were among the four most highly compensated executive officers of Hybrid during 1999 (other than the Chief Executive Officer) but who were not serving as executive officers at December 31, 1999 (collectively, the "NAMED EXECUTIVE OFFICERS"):

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                        ----------------
                                                          ANNUAL COMPENSATION                AWARDS
                                                   ----------------------------------   ----------------
                                                                                        SHARES OF COMMON
                                                                         OTHER ANNUAL   STOCK UNDERLYING
NAME AND PRINCIPLE POSITIONS              YEAR      SALARY     BONUS     COMPENSATION     OPTIONS (#)
----------------------------            --------   --------   --------   ------------   ----------------
Carl S. Ledbetter(1)..................    1999     $175,531        --       $72,000(2)       150,000
Chief Executive Officer                   1998      209,102        --        59,231(2)            --
                                          1997      187,500   $36,853        77,924(2)(3)      170,000

James R. Flach(4).....................    1999           --        --            --           60,000
Acting Chief Executive Officer

Thara M. Edson(5).....................    1999      191,979    74,500            --          449,000
Vice President, Chief Financial           1998       53,090    14,875            --
  Officer                                                                                     66,465

Judson W. Goldsmith(6)................    1999      175,841    90,500                        375,000
President, Chief Operating Officer        1998       22,604        --            --          275,000

Vishwas R. Godbole(7).................    1999      116,930        --            --          262,152
Vice President, Engineering               1998      167,208        --            --          124,186
                                          1997       77,798    30,125         5,062(8)       137,976

William M. Daniher(9).................    1999      102,776        --            --          231,279
President and Chief Operating Officer     1998      105,385    29,300            --          231,279

------------------------

(1) Mr. Ledbetter was Chief Executive Officer until October 1999.

(2) Includes temporary living expenses paid by Hybrid of $72,000, $59,231 and $72,000 to Mr. Ledbetter in 1999, 1998 and 1997, respectively.

(3) Includes value of stock bonuses of $5,924 awarded to Mr. Ledbetter in 1997.

(4) Mr. Flach was acting Chief Executive Officer from October 1999 to January 2000.

(5) Ms. Edson joined Hybrid in September 1998 and became Vice President, Finance and Chief Financial Officer in October 1999.

(6) Mr. Goldsmith joined Hybrid in November 1998 as Vice President, Finance and Administration, Chief Financial Officer. He was Hybrid's President and Chief Operating Officer and Secretary from March 1999 until January 2000 when he was appointed as Vice President for Corporate Development and Secretary.

(7) Mr. Godbole joined Hybrid in May 1997 and left in April 1999.

(8) Includes value of stock bonuses of $5,062 for Mr. Godbole.

(9) Mr. Daniher joined Hybrid in May 1998 and left in March 1999.

    The following table sets forth further information regarding option grants during 1999 pursuant to Hybrid's 1999 Option Plan and Officer Option Plan to each of the Named Executive Officers. The table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective five or ten year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term:

                             OPTION GRANTS IN 1999

                        NUMBER OF     PERCENTAGE OF
                        SHARES OF         TOTAL
                       COMMON STOCK      OPTIONS                                            ANNUAL RATES OF STOCK PRICE
                        UNDERLYING     GRANTED TO                                        APPRECIATION FOR OPTION TERM (2)
                         OPTIONS      EMPLOYEES IN    EXERCISE PRICE                     ---------------------------------
NAME                   GRANTED (1)        1999          PER SHARE      EXPIRATION DATE         5%                10%
----                   ------------   -------------   --------------   ---------------   ---------------   ---------------
Carl S. Ledbetter....    150,000          3.74%            $3.63           07/31/00         $154,289          $351,374
William M. Daniher...    231,279          5.77%             0.50           04/01/00           32,768            74,624
James R. Flach.......     60,000          1.50%             4.75           04/16/00           80,757           183,913
Thara M. Edson.......    200,000          4.99%              .50           01/06/04           28,336            64,531
                          40,000          1.00%              .50           05/05/04            5,667            12,906
                          95,000          2.37%             3.63           08/17/04           97,716           222,535
                         114,000          2.84%             8.50           10/07/09          274,575           625,305
Judson W.
  Goldsmith..........    275,000          6.86%              .50           05/05/04           38,962            88,730
                         100,000          2.49%             3.63           08/17/04          102,859           234,247
Vishwas R. Godbole...    262,152          6.54%              .50          Cancelled           37,142            84,585

------------------------

(1) Options granted pursuant to the 1999 Option Plan and Officer Option Plan in 1999 generally have been ISOs or NQSOs that were granted at fair market value and vest over a four-year period so long as the individual is employed by Hybrid, subject to acceleration in certain instances (see "Employment Contracts" on the following page, and see "Certain Relationships and Related Transactions--Retention Agreements" and "--Separation Agreements" at pages [21-22] below). The options generally expire five years from the date of grant or within 90 days after termination of employment or service as a director, except that this period was extended following termination in the cases of Messrs. Ledbeter and Daniher (see "Certain Relationships and Related Transactions--Separation Agreements" below).

(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Hybrid's estimate or projection of future common stock prices.

    The following table sets forth the number of shares acquired upon the exercise of stock options during 1999 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1999. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Hybrid's common stock as of December 31, 1999 as reported in over-the-counter market on the pink sheets ($20.00):

            AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END VALUES

                                                                    NUMBER OF SHARES
                                                                     OF COMMON STOCK
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT YEAR-END              IN-THE-MONEY
                                                               ---------------------------       OPTIONS AT YEAR-END
                            SHARES ACQUIRED                    ---------------------------   ---------------------------
NAME                        ON EXERCISE(#)    VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   --------------   -----------   -------------   -----------   -------------
Carl S. Ledbetter.........           --                --        559,334        248,584      $9,880,588     $3,592,997
William M. Daniher........           --                --             --        231,279              --      4,509,941
James R. Flach............           --                --         40,701         30,000         665,742        457,500
Thara M. Edson............           --                --        139,686        375,779       2,174,719      6,555,172
Judson W. Goldsmith.......           --                --        131,771        518,229       2,443,665      9,453,585
Vishwas R. Godbole........      108,597          $214,478             --             --              --             --

EMPLOYMENT CONTRACTS

    In November 1998, Mr. Goldsmith joined Hybrid as Vice President, Finance and Chief Financial Officer. He is currently Vice President, Business Development and Secretary. Under the terms of his employment, he receives a salary of $175,000 per annum, and he was granted options to purchase 275,000 shares of Hybrid's common stock at $2.19 per share, vesting over four years. In 1999, he was granted options to purchase 375,000 additional shares. He was entitled to receive bonuses in 1999 if Hybrid met certain corporate milestones, including completing the audit of its financial statements, filing with the Securities and Exchange Commission the annual and quarterly reports required under the Exchange Act, resolving the class action lawsuits that have been brought against Hybrid and obtaining certain financing. If all the milestones are met, the aggregate amount of the bonuses could be approximately $220,000. Mr. Goldsmith's bonus for 1999 was $90,500.

    From October 1999 to January 2000, Mr. Flach served as Hybrid's acting Chief Executive Officer. In consideration for his services, he received options under the 1999 Option Plan to purchase 60,000 shares of stock at $4.75 per share (the closing price of the common stock on the pink sheets on October 25, 1999, the day before the options were granted). The options vested at the rate of 10,000 shares per month from November 1999 through January 2000, the month in which Michael D. Greenburn became Hybrid's new Chief Executive Officer, at which time vesting terminated.

    In January 2000, Mr. Greenbaum was appointed Chief Executive Officer. Under the terms of his employment, he receives a base salary of $275,000 per annum and is eligible for a bonus, depending upon performance, targeted at 50% of his base salary. In addition, he received options under the 1999 Option Plan to purchase 500,000 shares of Hybrid's common stock at $16.00 per share (the closing price of the common stock on the pink sheets on January 15, 2000, the day before Mr. Greenbaum's employment commenced). The options vest over a period of four years, except that, if Hybrid terminates Mr. Greenbaum's employment without cause (and provided that he executes a severance agreement and release of any claims he might have against Hybrid), the vesting of his options will accelerate so that those options which would have vested over the next 18 months would vest immediately upon such termination. Also, in the event of such termination (and upon execution of such a severance agreement and release), Mr. Greenbaum will continue to receive as severance monthly payments for 12 months based on his then base salary, subject to withholding and other charges. Hybrid agreed to loan $80,000 to Mr. Greenbaum to cover his relocation expenses. The loan will be forgiven by Hybrid on a pro rata basis during Mr. Greenbaum's first year of employment.

                      REPORT OF THE COMPENSATION COMMITTEE

    This Report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with its rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Hybrid specifically incorporates this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE

    The compensation committee of Hybrid's board of directors makes all final decisions about compensation for executive officers. The compensation committee is comprised of two independent non-employee directors. Mr. Flach and Mr. Douglas M. Leone served on the compensation committee until August 1999, at which time Mr. Sutton and Mr. Lauder were appointed to the compensation committee. For additional information about the compensation committee, see page [4].

GENERAL COMPENSATION POLICY FOR EXECUTIVE OFFICERS

    The compensation committee establishes the general compensation policy for all executive officers. The general compensation policy is that cash compensation should vary with Hybrid's performance, and any long-term awards should be closely aligned with the long-term interests of its stockholders. Executive compensation typically includes a base salary, target bonuses and long-term equity incentives.

    The compensation committee generally reviews base salary levels and target bonuses for the Chief Executive Officer, the Chairman and other executive officers near the beginning of each fiscal year. In determining compensation for a specific officer, the compensation committee considers many factors, including the compensation of executive officers of companies comparable to Hybrid, the officer's individual performance, the officer's current compensation and Hybrid's recent financial performance. Specifically, officer compensation is compared to competitive market compensation levels of comparable companies to determine base salary range midpoints, target bonuses and target total cash compensation.

    The compensation committee creates long-term equity incentives for executive officers by granting stock options under the Company's stock option plans. The compensation committee also administers these plans. Participation in these plans provides value for executives only if Hybrid's stock price increases and only if the executives remain with Hybrid until their options vest, (except in certain situations in which vesting accelerates upon the occurrence of certain events. In determining grants of stock options, stock option grant policies of other companies, if available, are reviewed and compared. For executive officers other than the Chief Executive Officer and the Chairman, the compensation committee gives considerable weight to the recommendations of the Chief Executive Officer and the Chairman.

FISCAL 1999 EXECUTIVE COMPENSATION

    BASE COMPENSATION. The compensation committee used the Radford Executive Benchmark Salary Survey to determine comparable base salaries for executive officers. Comparable companies selected for the survey included Terayon Communication Systems, Com 21 and Adaptive Broadband. The compensation committee seeks to place the base salary of each executive within the market salary range for the position, with the actual salary position in the range based on the Compensation Committee's assessment of the individual's job performance.

    INCENTIVE COMPENSATION. For fiscal 1999, the compensation committee approved incentive bonus plans for Hybrid's executive officers and other senior-level managers. Executive bonuses were based on achievement of pre-determined objectives for Hybrid, as well as objectives for the officer's business or functional unit and personal objectives for the individual officer. Hybrid's objectives were based on revenue and operating results. Business or functional unit goals were based on business unit revenue, contribution and operational factors such as customer satisfaction and other milestones. Individual objectives related to budget/expense management, process improvement and employee management. The weight given to each of these factors varied from officer to officer. Individual bonuses for fiscal 1999 to Hybrid's executive officers who were with Hybrid for the full year ranged from $74,500 to $90,500.

    STOCK OPTIONS. The compensation committee grants stock options to help retain executive officers and to align their interests with stockholders' interests. Stock options are usually granted to executive officers when they first join Hybrid. Officers generally receive additional grants when their responsibilities increase significantly or in light of special circumstances. They are also eligible for additional grants in connection with their annual performance evaluations depending on their performance level. The compensation committee may grant options at other times if it believes options are a necessary or appropriate retention incentive. While options generally vest at varying rates over a four-year period to provide a long-term incentive for executives to remain with Hybrid, the compensation committee may provide faster vesting in response to competitive factors. The compensation committee determines the number of options based on competitive factors, as well as on the executive's anticipated future contribution, his or her ability to affect corporate and/or business unit results, past performance, standing within the executive's peer group and the current number of vested and unvested options held by the executive. The compensation committee granted options for 1,669,413 shares to current executive officers during fiscal 1999, including 1,034,000 shares for grants to Named Executive Officers. All grants were made in connection with periodic performance and compensation evaluations. See Option Grants in 1999 on page [17]. The compensation committee believes that these grants were necessary in order to retain key executive talent in a very competitive environment.

    HYBRID PERFORMANCE AND CEO COMPENSATION. For fiscal 1999,Mr. Ledbetter, who was Hybrid's Chief Executive Officer until October 1999, received a base salary of $175,000. In determining base salary at the beginning of fiscal 1999, the compensation committee considered the Radford Executive Benchmark Salary Survey, and the performance of Hybrid and Mr. Ledbetter during fiscal 1998.

    COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF
1986.  Certain types of compensation are tax deductible for Hybrid under
Section 162(m) of the Code, but only if performance criteria are specified in detail, and payments are contingent on stockholder approval of the compensation arrangement. The Company's stock option plans comply with the requirements of
Section 162(m) and Hybrid does not expect that the cash compensation it pays in fiscal 2000 will be affected by the requirements of Section 162(m). However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Hybrid may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

                                          COMPENSATION COMMITTEE
                                          Timothy S. Sutton
                                          Gary M. Lauder

                               PERFORMANCE GRAPH

    The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent Hybrid specifically incorporates this information by reference and shall not otherwise be deemed soliciting material or filed under such acts.

    The Securities and Exchange Commission requires that Hybrid include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with (i) a broad equity market index and
(ii) an industry index or peer group. Set forth below is a line graph comparing the total stockholder return on Hybrid's common stock from the first day of trading of Hybrid's common stock upon its initial public offering (November 12, 1997) to December 31, 1999 with the cumulative total return on the Nasdaq Composite Index (U.S. Companies) and the Nasdaq Telecommunication Index for the same period (assuming an investment of $100 in Hybrid's common stock in each of the indices on the date of Hybrid's initial public offering and reinvestment of all dividends):

                     COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 NASDAQ COMPOSITE          NASDAQ
          Hybrid Networks, Inc.        U.S. Index  Telecommunication Index
11/12/97                $100.00           $100.00                  $100.00
12/31/97                   69.8            101.86                    107.9
12/31/98                   3.14            142.22                   176.29
12/31/99                 125.49            263.95                   357.36

                                                                                             NASDAQ
                                                                NASDAQ COMPOSITE        TELECOMMUNICATION
                                     HYBRID NETWORKS, INC.         U.S. INDEX                 INDEX
                                     ----------------------   ---------------------   ---------------------
                                      MARKET     INVESTMENT              INVESTMENT              INVESTMENT
                                       PRICE       VALUE       INDEX       VALUE       INDEX       VALUE
                                     ---------   ----------   --------   ----------   --------   ----------
11/12/97...........................   $15.94      $100.00     1,541.72     $100.00      284.14     $100.00
12/31/97...........................    11.13        69.80     1,570.35      101.86      306.60      107.90
12/31/98...........................      .50         3.14     2,192.69      142.22      500.91      176.29
12/31/99...........................    20.00       125.49     4,069.31      263.95    1,015.40      357.36

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Except for (i) the compensation arrangements described in the section entitled "Executive Compensation" and (ii) the transactions described below, from January 1, 1999 to the present, there has been no (and there is no currently proposed), transaction or series of similar transactions to which Hybrid was (or is to be) a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of Hybrid's common stock (or any member of the immediate family of any of the foregoing persons) had (or will have) a direct or indirect interest.

RETENTION AGREEMENTS

    In January 1999, Hybrid entered into retention agreements with three of its executive officers, William Daniher, Vishwas Godbole and Jane Zeletes (each of whom has since left Hybrid), and with Thara Edson, who has since become an executive officer. Under the agreements, as subsequently modified, each officer received an increase in salary and the right to receive a bonus if Hybrid is sold and the officer continues with Hybrid through the closing of such sale and for a short time thereafter. The bonus would be from $50,000 to $2,000,000, depending on the sale price. In addition, Mr. Daniher, Mr. Godbole, Ms. Zeletes and Ms. Edson received options to purchase 231,279, 262,152, 141,982 and 200,000 shares of Hybrid's common stock, respectively. Each option has an exercise price of $0.50 per share and vests over four years, except that vesting accelerates in the event of a sale of Hybrid. The agreements also provide a for three months' severance payment in the event that an officer's employment is terminated by Hybrid without cause.

    Hybrid's board of directors has authorized management to enter into further retention agreements with Ms. Edson and with Judson Goldsmith, another executive officer of Hybrid. Under these agreements, if the employment of either officer is terminated by Hybrid without cause, and if the officer executes a severance agreement and release of any claims the officer might have against Hybrid, the vesting of the officer's options will accelerate so that those options which would have vested over the next 18 months would vest immediately upon such termination. Also, in the event of such termination (and upon execution of such a severance agreement and release), Ms. Edson and Mr. Goldsmith will continue to receive as severance monthly payments for 12 months based on their then base salary, subject to withholding and other charges. Under a retention agreement with Michael Greenbaum, in the event of his termination (and upon execution of such a severance agreement and release) Mr. Greenbaum will continue to receive as severance monthly payments for 12 months based on his then base salary, subject to withholding and other charges.

SEPARATION AGREEMENTS

    In March 1999, Hybrid entered into a severance agreement with Mr. Daniher whereby Hybrid paid him three months' severance pay upon the termination of his employment at the end of the month, and we agreed that he would receive the contingent bonus and accelerated vesting of stock options provided for in his retention agreement (referred to above) if Hybrid was acquired prior to April 1, 2000.

    In January 2000, Hybrid entered into a separation agreement with Carl S. Ledbetter, who was Hybrid's Chief Executive Officer until October 1999 and was a director until the end of January 2000. Under the agreement, Hybrid accelerated the vesting of Mr. Ledbetter's options by one year (resulting in the vesting of options for 109,668 shares, in addition to the options for 573,041 shares that had vested as of January 31, 2000 without acceleration) and agreed that Mr. Ledbetter would have until July 31, 2000 (rather than May 1, 2000) to exercise the accelerated options. Mr. Ledbetter agreed to reduce his beneficial ownership of Hybrid common stock below 5% promptly (in no event later than July 31, 2000) and to reduce such ownership to no more than 1% by January 31, 2001. Hybrid confirmed its existing contractual indemnification obligations to Mr. Ledbetter.

ISSUANCE OF SECURITIES TO SPRINT CORPORATION

    In September 1999, Hybrid issued to Sprint Corporation, pursuant to a Securities Purchase Agreement, (i) an $11 million face amount 4% Convertible Class A Debenture due 2009 (the "CLASS A DEBENTURE") which as of December 31, 1999 was convertible, as described below, into 3,907,775 shares of Hybrid's common stock (subject to adjustment), at a conversion price of $2.85 per share (subject to adjustment), and, (ii) a $1,000 face amount 4% Convertible Class B Debenture due 2009 (the "CLASS B DEBENTURE") which is convertible at any time at the election of Sprint into up to 1,000 shares of a newly created series of Hybrid's preferred stock designated Class J Preferred Stock, par value $1.00 per share, at the rate of one share of Class J Preferred Stock for each $1.00 principal amount of Class B Debenture. In consideration for these securities, Sprint paid Hybrid $11,001,000. Additionally, the Company issued Sprint warrants (the "WARRANTS") to purchase at $1.00 per Warrant up to 8,397,873 (subject to adjustment) debentures of Hybrid in an aggregate face amount of $8,397,873 which debentures will have substantially the same terms as the Class A Debenture (the "WARRANT DEBENTURES") and will be convertible at a conversion price of $2.85 per share (subject to adjustment) into 2,946,622 shares of Hybrid's common stock as of December 31, 1999 (subject to adjustment). In consideration for the warrants, Sprint agreed to purchase $10 million of Hybrid's products on terms that are to be negotiated, as described below. Hybrid also granted Sprint certain rights regarding corporate governance, the right to appoint two directors to Hybrid's board of directors, certain rights of first refusal, preemptive rights and other rights, as described below. Hybrid also entered into an Amended and Restated Investor Rights Agreement (the "INVESTOR RIGHTS AGREEMENT") and a Warrant Agreement, and Hybrid and Sprint agreed to enter into an Equipment Purchase Agreement, as described below.

    Assuming that as of December 31, 1999 Sprint converted the Class A Debenture and the Class B Debenture, exercised the Warrants and converted the Warrant Debentures acquired upon such exercise, Sprint would own 6,854,397 shares of Hybrid's common stock, representing approximately 37.4% of the 11,481,450 shares of Hybrid's common stock that were outstanding on that date (as adjusted for the issuance of common stock pursuant to the Series A Debenture and the Warrants and assuming no outstanding warrant, convertible debenture or option held by any other person is exercised or converted) and 100% of the 1,000 shares of Hybrid's Class J Preferred Stock outstanding. On a fully diluted basis, assuming that as of December 31, 1999 all other security holders exercised their options, warrants and conversion privileges as well as Sprint, Sprint would own approximately 22.6% of the 30,323,156 fully diluted shares of Hybrid's common stock that would then be outstanding. The number of shares of Hybrid's common stock into which the Class A Debentures or Warrant Debentures will be convertible may be increased due to certain adjustments as described below.

    CLASS A DEBENTURE. The Class A Debenture was issued in the principal amount of $11 million and bears interest at the rate of 4% per annum, on a 360 day basis, actual days elapsed. Interest is payable quarterly in arrears beginning on October 1, 1999 and thereafter on the first business day of each calendar quarter. Instead of paying interest in cash, Hybrid pays interest on the Class A Debenture by adding each month the amount of interest to the outstanding principal amount due after the Class A Debenture. Sprint has the right to convert the principal of the Class A Debenture (or any portion of the principal thereof which is $1.00 or an integral multiple of $1.00) into shares of Hybrid's common stock at the rate of one share of common stock for each $2.85 principal amount of the Class A Debenture (subject to adjustment as provided in the Class A Debenture, the "CONVERSION PRICE"). The Class A Debenture is convertible at any time, at the option of Sprint.

    At any time on or after December 31, 2000, Hybrid will have the right to convert the principal of the Class A Debenture (or any portion of the principal hereof which is $1.00 or an integral multiple of $1.00) into shares of Hybrid's common stock at the Conversion Price.

    The Class A Debenture is subject to adjustment for certain additional issuance of capital stock or rights to acquire capital stock ("ADDITIONAL STOCK") and for any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation or sale of substantially all Hybrid's assets. If any Additional Stock is issued for per share consideration less than the then Conversion Price, the then Conversion Price will be adjusted based on a weighted average calculation (weighted average antidilution). In the Sprint Purchase Agreement, Hybrid represented that on September 9, 1999 the number of shares of Hybrid's common stock outstanding on a fully diluted basis (assuming the exercise of all stock options and warrants and the conversion of all debentures and any other convertible instruments) after the transactions described therein was 30,396,481 and that 3,859,649 (the number of shares into which the Series A Debenture was convertible at $2.85 per share) constituted 12.6977% of such fully diluted number. If the actual number of shares then outstanding was greater than 30,396,481, the initial Conversion Price of $2.85 would be reduced so that the number of shares of Hybrid's common stock into which the Series A Debenture would be convertible upon issuance would represent 12.6977% of the outstanding shares of Hybrid's common stock on a fully diluted basis.

    CLASS B DEBENTURE. The Class B Debenture is in the principal amount of $1,000 and bears interest at the rate of 4% per annum, on a 360 days basis, actual days elapsed, which is payable in full at maturity or upon conversion. The Class B Debenture is convertible at any time at the option of Sprint into 1,000 shares of Hybrid's Class J Preferred Stock. As long as the total number of shares of Hybrid's common stock that Sprint and its affiliates owns or would own assuming the conversion of all debentures and the exercise of all Warrants as a percentage of all outstanding shares of Hybrid's common stock on a fully diluted basis ("SPRINT'S INTEREST") is 10% or more, (i) the holders of Hybrid's Class J Preferred Stock, voting as a separate class, will have the right to elect two directors to serve on Hybrid's board of directors and (ii) the affirmative vote of the holders of a majority of the shares of Class J Preferred Stock will be necessary for Hybrid to:

        (a) adopt an Annual Business Plan (as defined) or take any actions that materially deviate from such plan;

        (b) make any capital expenditures in excess of $2 million in the aggregate in any fiscal year, except to the extent contemplated in the Annual Business Plan;

        (c) make any acquisition or disposition of any interests in any other person or business enterprise or any assets, in a single transaction or a series of related transactions, in which the fair market value of the consideration paid or received by Hybrid exceeds $1 million;

        (d) organize, form or participate in any joint venture or similar entity involving the sharing of profits in which the assets or services to be contributed or provided by Hybrid to such joint venture or other entity have a fair market value in excess of $1 million;

        (e) form a subsidiary;

        (f) issue any common stock, preferred stock or other capital stock or any stock or securities (including options and warrants) convertible into or exercisable or exchangeable for common stock, preferred stock or other capital stock or amend the terms of any such stock or securities or any agreements relating thereto (other than employee stock options approved by Hybrid's board of directors and common stock issued upon exercise thereof) or effect any stock split or reverse stock split or combination;

        (g) enter into any transaction between Hybrid, on the one hand, and any affiliate or associate of Hybrid, on the other, other than the payment of compensation and other benefits to employees and directors in the ordinary course of business;

        (h) declare or pay any dividend or other distribution with respect to its capital stock;

        (i) incur any indebtedness for borrowed money or capital lease obligations that are not expressly contemplated in the then-current Annual Business Plan in excess of $250,000 in the aggregate during any fiscal year;

        (j) amend its Certificate of Incorporation or Bylaws or create or amend a stockholders' rights plan;

        (k) declare bankruptcy; or

        (l) liquidate or dissolve.

    The Certificate of Designations for the Class J Preferred Stock states that the voting rights specified in the certificate shall terminate at such time as any share of the Class J Preferred Stock ceases to be owned by Sprint and its affiliates.

    WARRANTS. In September 1999, Sprint was issued 8,397,873 Warrants to purchase Warrant Debentures at $1.00 per Warrant Debenture. The Warrant Debentures will have substantially the same terms as the Class A Debenture (including the conversion rights referred to above). The Warrants will be exercisable on the earliest date that Sprint has submitted to Hybrid at least
$1 million of purchase orders under the Equipment Purchase Agreement to be negotiated between Hybrid and Sprint. On that date, 10% of the Warrants (rounded to the nearest whole Warrant) will become exercisable. Thereafter, an additional 10% of the Warrants (rounded to the nearest whole Warrant) will become exercisable for each additional $1 million of purchase orders as are submitted by Sprint to Hybrid under the Equipment Purchase Agreement, such that the entire amount of Warrants will be exercisable when $10 million of purchase orders have been submitted.

    CHANGES IN HYBRID'S BOARD OF DIRECTORS. In order to fulfill a condition of the Sprint Purchase Agreement, two of Hybrid's directors (Stephen E. Halprin and Douglas M. Leone) resigned upon the closing and two persons designated by Sprint were appointed to fill the vacancies created by the resignations: Theodore H. Schell, Sprint's Senior Vice President, Corporate Development and Strategy, and Timothy S. Sutton, President of Sprint's Broadband Wireless Group. The Sprint Purchase Agreement also provides for certain nomination rights with respect to Hybrid's board of directors.

    OTHER RIGHTS GRANTED TO SPRINT. The Sprint Purchase Agreement also provides a right of first refusal if Hybrid enters into a "Change of Control Agreement," which is defined to include (i) any merger or consolidation of Hybrid which results in a Change of Control (as defined above), (ii) any disposition of a substantial portion of Hybrid's assets, (iii) any sale or issuance of stock (including a tender offer) that results in a Change of Control or (iv) any other transaction that results in a Change of Control. If Hybrid enters into a Change of Control Agreement with a third party at any time at which Sprint's Interest is 10% or greater, Hybrid must provide a complete copy of the Change of Control Agreement (including all schedules and exhibits) and any related agreements to Sprint within one business day following the execution of the Change of Control Agreement. The delivery of the Change of Control Agreement to the Sprint will constitute a binding offer by Hybrid to consummate with Sprint the transactions contemplated by the Change of Control Agreement on the terms set forth in the Change of Control Agreement. Such offer will be irrevocable for a period ending at 11:59 p.m., Kansas City time, on the 60th day following the day of delivery of the Change of Control Agreement to Sprint, which period may be extended as provided in the Sprint Purchase Agreement. The Sprint Purchase Agreement provides that Sprint may assign all or any part of its right of first refusal to any other Person (as defined), whether or not an affiliate of Sprint.

    The Sprint Purchase Agreement further provides that, for so long as Sprint's Interest is equal to or greater than 10%, if Hybrid determines to issue for cash consideration additional securities, including options, warrants, convertible instruments or other direct or indirect rights to acquire equity securities to third parties, other than equity securities issued or proposed to be issued to or for the benefit of any person who serves as an employee or director of Hybrid in the ordinary course of business, Hybrid will offer Sprint the right to purchase that certain portion of the additional equity securities as will permit Sprint to maintain the same percentage ownership interest in Hybrid (on a fully diluted basis) as it had immediately before the issuance of the equity securities.

    For so long as Sprint's Interest is equal to or greater than 10%, if Hybrid issues additional equity securities to officers or employees or for other than cash consideration, and the issuance of such additional equity securities would cause Sprint's Interest to fall below 10%, Sprint shall have, under the Sprint Purchase Agreement, the right to purchase such number of shares of Hybrid's common stock as will cause Sprint's Interest to remain at or above 10%.

    Under the Sprint Purchase Agreement, as long as Sprint's Interest is 10% or greater, Hybrid is not permitted to take the actions referred to above (in
(a) through (l) under the heading "Series B Debenture") without Sprint's prior written approval.

    INVESTORS RIGHTS AGREEMENT. Pursuant to the Sprint Purchase Agreement, Hybrid, Sprint and holders of a majority of the "Registrable Securities" under its prior registration rights agreement, together with the investors referred to below, entered into the Investors Rights Agreement in September 1999. Under the agreement, Sprint has the right on two occasions to require Hybrid to register under the Securities Act, at Hybrid's expense, Sprint's sale of shares of Hybrid's common stock that Sprint acquires pursuant to the Sprint Purchase Agreement. In addition, Sprint and the other holders of Registrable Securities have (i) piggyback registration rights to participate, at Hybrid's expense, in any registration by Hybrid for its own account or for the account of any stockholder (other than registrations on Form S-8 or Form S-4, but including any registration pursuant to Sprint's demand registration rights) and (ii) the right to require Hybrid to register, at Hybrid's expense, the sale of the Registrable Securities on Form S-3, subject to certain conditions.

    EQUIPMENT PURCHASE AGREEMENT. Under the Sprint Purchase Agreement, Sprint agreed to purchase $10 million of certain types of Hybrid's products pursuant to an Equipment Purchase Agreement that is to be negotiated between Hybrid and Sprint. Certain terms of the agreement have been specified by the parties, and they have agreed to negotiate in good faith to resolve all open terms in order to execute Equipment Purchase Agreement by December 31, 1999. As of March 20, 2000, such negotiations were continuing and the Equipment Purchase Agreement had not been entered into. If the parties fail to reach agreement, any unresolved issues may be submitted to arbitration.

    BUSINESS WITH SPRINT-OWNED WIRELESS OPERATORS. During 1999, Hybrid had net sales of $3.6 million to wireless operators owned or acquired by Sprint, representing 28% of Hybrid's total net sales for the year.

ISSUANCE OF DEBENTURES TO OTHER INVESTORS.

    Concurrent with the closing of the Sprint Purchase Agreement, Hybrid issued to certain other investors for $7.1 million 4% Convertible Debentures due 2009 in the aggregate face amount of $7.1 million (the "DEBENTURES"). As of December 31, 1999, the Debentures were convertible into an aggregate of 2,522,292 shares of Hybrid's common stock at a conversion price of $2.85 per share shares (subject to adjustment and including accrued interest). The terms of the Debentures are substantially the same as the terms of the Class A Debentures.

    The investors include partnerships associated with Accel Partners, which purchased in the aggregate $5.6 million of the Debentures (convertible at December 31, 1999 into an aggregate of 1,989,414 shares of Hybrid's common stock, subject to adjustment and including accrued interest); OSCCO III, L.P., which purchased $750,000 of the Debentures (convertible at December 31, 1999 into 266,439 shares of common stock, subject to adjustment and including accrued interest); and Gary M. Lauder, who purchased $750,000 of the Debentures (convertible at December 31, 1999 into 266,439 shares of Hybrid's common stock, subject to adjustment and including accrued interest). James R. Flach, a director Hybrid, is an executive partner of Accel Partners but holds no voting or dispositive power with respect to the securities held by the Accel partnerships. Stephen E. Halprin, a general partner of OSCCO Management Partners III, which is the general partner of OSCCO III, L.P., was a director until his resignation upon the closing of the Sprint Purchase Agreement and the issuance and sale of the Debentures. Mr. Halprin disclaims beneficial ownership of OSCCO III, L.P. securities except to the extent of his pecuniary interest therein. Mr. Lauder is a director.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Hybrid's directors and executive officers, and persons who own more than 10% of Hybrid's common stock ("10% STOCKHOLDERS"), to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of Hybrid's common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Securities and Exchange Commission regulations to furnish Hybrid with copies of all Section 16(a) forms they file. Based solely on Hybrid's review of the copies of such forms furnished to it and written representations from the executive officers and directors, Hybrid believes that all of its executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during 1998, except that Mr. Goldsmith, Ms. Edson and Mr. Greenbaum each had a late filing of Form 3 and Mr. Daniher, Mr. Godbole, Ms. Zeletes, Mr. Halprin, Mr. Lauder and Mr. Ledbetter each had a late filing of Form 4. Mr. Flach and Accel Partners and its related entities failed to file a Form 4 for certain transactions that occurred during the year.

        STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

    Stockholder proposals for inclusion in Hybrid's proxy statement and form of proxy relating to Hybrid's 2001 Annual Meeting of Stockholders must be received by November 29, 2000.

                             REPORT TO STOCKHOLDERS

    The Company's Annual Report to Stockholders for calendar year 1999, which contains, among other things, Hybrid's financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                                 OTHER BUSINESS

    Hybrid's board of directors does not presently intend to bring any other business before the 2000 Annual Meeting of Stockholders, and, so far as is known to the board of directors, no matters are to be brought before the 2000 Annual Meeting of Stockholders except as specified in the Notice of the 2000 Annual Meeting. As to any business that may properly come before the 2000 Annual Meeting of Stockholders, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                                       By Order of the Board of Directors

                                                       /s/ JUDSON W. GOLDSMITH
                                                       ---------------------------------------------
                                                       Judson W. Goldsmith
                                                       SECRETARY

Dated: March 28, 2000
San Jose, California

                                  DETACH HERE


                                     PROXY

                              HYBRID NETWORKS, INC.

                            6409 GUADALUPE MINES ROAD
                           SAN JOSE, CALIFORNIA 95120

                  PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



    The undersigned stockholder of HYBRID NETWORKS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 28, 2000, and hereby appoints Judson W. Goldsmith and Thara M. Edson, or either of them acting without the other, as the undersigned's proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of HYBRID NETWORKS, INC., to be held on Tuesday May 2, 2000 at 2:00 p.m., local time, at The Hayes Mansion Conference Center, 200 Edenvale Ave., San Jose, California and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, on the matters set forth, on the reverse side.


-------------                                                      -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                                SIDE
-------------                                                      -------------

                                  DETACH HERE

HY806A


--- PLEASE MARK
 X  VOTES AS IN
--- THIS EXAMPLE.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4.
THIS WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED,
WILL BE VOTED FOR THE COMPANY'S NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXY HOLDERS (OR EITHER OF THEM) ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE
14a-14(c) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1. To elect two Class I directors, one Class II director and two Class III directors, for terms to expire at the Annual Meetings of Stockholders in 2001, 2002 and 2003, respectively.
   Nominees: (01) Timothy S. Sutton - Class I
             (02) Theodore H. Schell - Class I
             (03) James R. Flach - Class II
             (04) Gary M. Lender - Class III
             (05) Michael D. Greenbaum - Class III      MARK HERE
               FOR    / /           / / WITHHELD      IF YOU PLAN / /
               ALL                      FROM ALL        TO ATTEND
             NOMINEES                   NOMINEES      THE MEETING

                                                        MARK HERE / /
                                                      FOR ADDRESS
                                                       CHANGE AND
        / /_______________________________________     NOTE BELOW
            For all nominees except as noted above

                                                 FOR       AGAINST      ABSTAIN
2. To approve the 1999 Stock Option Plan,
   under which 4,000,000 shares will be          / /         / /          / /
   reserved for issuance.

3. To approve the 1999 Officer Stock Option
   Plan, under which 1,000,000 shares will       / /         / /          / /
   be reserved for issuance.

4. To ratify the appointment of Hein &
   Associates LLP as independent auditors        / /         / /          / /
   of Hybrid for the fiscal year ending
   December 31, 2000.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


Signature:_______________ Date:_______ Signature:__________________ Date:_______